AMENDED AND RESTATED STOCK OPTION AGREEMENT

         THIS AMENDED AND RESTATED STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of the 23rd day of August, 1996, by and between Agri-Nutrition Group Limited, a Delaware corporation having its principal place of business in Maryland Heights, Missouri (the "Company"), and George W. Daignault.

                          WITNESSETH:

     WHEREAS, the Company and Mr. Daignault are parties to a Stock Option Agreement dated as of January 10, 1994; and

         WHEREAS, the Company and Mr. Daignault wish to amend and restate such Stock Option Agreement in order to increase the exercise price of the options subject to such agreement, extend the period during which such options may be exercised, and incorporate certain terms related to the options set forth in
Section 7 of the Second Restated Employment Agreement between the Company and Mr. Daignault dated as of the 1st day of November 1995;

         NOW THEREFORE, for and in consideration of the premises and the covenants contained in herein, the Company and Mr. Daignault agree to amend and restate the Stock Option Agreement between the parties dated as of January 10, 1994 in its entirety as follows:

         1. The Company hereby grants Mr. Daignault a non-assignable option (the "Option") to purchase from it, on the terms and conditions set forth in this Agreement, an aggregate of Three Hundred Eighty-Seven Thousand Five Hundred (387,500) shares of the Common Stock of the Company at a price per share equal to $1.5625 (the "Option Price").

         2. The Option may be exercised in whole or in part, and if in part may be exercised from time to time, provided, however, that the Option shall not be exercisable after October 31, 1999 (the "Expiration Date").

         3. The Option shall be exercised by written notice directed to the Company at its principal place of business, accompanied by a check in payment of the Option Price for the number of shares as to which the Option is being exercised, and the Company covenants to issue or cause the transfer agent for its Common Stock to issue certificates evidencing the shares purchased within ten business days following its receipt of notice of exercise and payment.

         4. In the event that the Company shall from and after the date of this Agreement effect any stock dividend, stock split, combination, recapitalization or similar transaction involving its Common Stock, the unexercised portion of this Option shall be adjusted equitably by (i) computing the aggregate exercise price of the unexercised portion of the Option, (ii) computing the number of shares of Common Stock into which the unexercised portion of the Option would have been if outstanding on the record date for such event, which number shall be the new number of shares to which the Option relates, (iii) dividing the price obtained in (i) by the number obtained in (ii), and (iv)


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rounding the result in (iii) to the nearest cent, which shall be the adjusted
Option Price per share. In the event any transaction to which this provision otherwise relates involves the issuance of a security other than the Company's Common Stock as part of such recapitalization, the Board of Directors shall effect an equitable adjustment of the number of shares subject to the Option or the Option Price as in its discretion is deemed appropriate. In no event shall cash dividends or distributions in respect of the Common Stock give rise to any adjustment in the Option Price or the number of shares subject to this Option.

         5. In the event of any merger or consolidation involving the Company, the unexercised portion of the Option shall be adjusted by applying the relevant conversion rate or other consideration to the number of shares covered by the unexercised portion of this Option and, as appropriate, adjusting the Option Price per share by the reciprocal of such conversion rate. In the event of any liquidation or dissolution of the Company or in the event of any merger or consolidation in which the Common Stock of the Company is to be converted solely into cash, the Company (or the surviving or resulting corporation in such merger or consolidation) shall have the right to settle and terminate this option by paying to Mr. Daignault the amount, if any, by which the cash consideration per share distributable in respect of the Common Stock exceeds the then applicable Option Price per share.

     6. The Option granted hereby is not transferrable by Mr. Daignault other than by will or the laws of descent and distribution, and is exercisable during Mr. Daignault's lifetime only by Mr. Daignault.

     7. As of the date of this Agreement and continuing through until the Expiration Date, the Company agrees to register, at its expense, under the Securities Act of 1933, as amended, the shares of stock underlying the Option at the request of Mr. Daignault so as to permit Mr. Daignault to sell such shares publicly.

         8. The shares underlying this Option are subject to the lock-up agreement by and between Mr. Daignault and the Company dated October 12, 1995 (and any amendments thereto) prohibiting Mr. Daignault from selling, transferring or otherwise disposing of, more than five percent of the aggregate number of shares of the Company's stock owned by Mr. Daignault in any quarter through January 1, 1998.

         9. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective voluntary and involuntary successors, assigns, heirs, executors, administrators and personal representatives. This Agreement constitutes the entire understanding of Mr. Daignault and the Company in respect of the subject matter hereof and may not be modified or amended except by an instrument in writing executed by Mr. Daignault and on behalf of the Company pursuant to express authorization of the Board of Directors of the Company.

         10. Any notice provided for in this Agreement shall be given in writing and shall be sent by courier or express delivery or by next-day postal service, addressed to Mr. Daignault at his address given below or to the Company at its principal executive offices. Notices shall be deemed given as of the date of receipt.



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         IN WITNESS WHEREOF, this Amended and Restated Stock Option Agreement is executed and delivered as of the date first above written.

                                  AGRI-NUTRITION GROUP LIMITED




George W. Daignault               Robert J. Elfanbaum
16444 Farmers Mill Lane           Chief Financial Officer
Chesterfield, MO 63005